Exhibit (13) (B)
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 61 to Registration Statement No. 2-25483 of Continental Assurance Company Separate Account (B) of Continental Assurance Company on Form N-3, of our report dated March 31, 2010, related to the statutory-basis financial statements and supplemental schedules of Continental Assurance Company as of December 31, 2009 and 2008 and for the three years in the period ended December 31, 2009 (which report expresses an unqualified opinion on such statutory-basis financial statements; includes two explanatory paragraphs concerning a change in accounting for the recognition and presentation of statutory deferred income taxes in 2009, and indicating that the financial statements were prepared using accounting practices prescribed or permitted by the Illinois Department of Insurance, and such practices differ from accounting principles generally accepted in the United States of America; and expresses an opinion that the financial statements are not fairly presented in conformity with accounting principles generally accepted in the United States of America), appearing in the Statement of Additional Information, (which is incorporated by reference in the Prospectus of Continental Assurance Company Separate Account (B)), which is part of this Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
April 12, 2010